Exhibit 10.2

Diamond Management & Technology Consultants, Inc. Change in Control Addendum to Partner Employment Agreement Operations - Partner

This Change in Control Addendum to Partner Employment Agreement (“Addendum”) is made by and between Diamond Management & Technology Consultants, Inc., a Delaware corporation, its affiliates, successors and assigns, (collectively, the “Company”), and Karl E. Bupp (“Partner”) effective as of August 23, 2010.

Whereas, Partner has been employed by Company pursuant to the terms of a Partner Promotion Agreement or Partner Employment Agreement (“Partner Employment Agreement”) and desires to continue to be employed by Company; and

Whereas, Company has modified its policies regarding the provision of severance and the treatment of unvested equity in Company’s common stock for Operations employees in the event of a Change in Control (as defined below).

Now, therefore, for good and valuable consideration contained in the Addendum, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1	Effect of Partner Employment Agreement

The parties acknowledge and agree that this Addendum modifies, but does not supersede the Partner Employment Agreement, and the Partner Employment Agreement shall continue in full force and effect, amended only so much as is necessary to give effect to this Addendum. This Addendum constitutes the entire agreement between the parties and supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof, other than the Partner Employment Agreement.

2	Change in Control

Subject to the terms of this Addendum, in connection with a Change in Control (as defined in Section 4), Partner shall be entitled to the benefits afforded to an Operations Partner as provided for in this Addendum, and Company shall be obligated to provide such benefits to Partner.

3	Severance Payments and Benefits

3.1	Categories for Purposes of Benefit Distribution. Partner shall be placed into one of two categories for purposes of this Addendum:

(1)	Category 1 Partner: Partner has not received, or has received but has not accepted, an offer of continued employment from the entity that acquires the Company in the Change in Control (such entity, together with is subsidiaries and affiliates, the “Acquiror”) prior to the occurrence of the Change in Control; or

(2)	Category 2 Partner: Partner has accepted an offer of continued employment with the Acquiror as of the occurrence of the Change in Control.

3.2	The following treatment and benefits shall be provided as follows:

3.2.1	Category 1 Partner. A Category 1 Partner shall be involuntarily terminated not for Cause (as defined in Section 4) upon the Change in Control and shall receive the following benefits, vesting and payments applicable to him (with all payments being payable upon or as soon as practicable following the Change in Control):

9 month severance pay	$520,125
Unvested equity payout [1]	$283,718
$10,000 lump sum payment	$10,000
3 month severance pay	$173,375
Total	$987,218

[1] Based on Merger Consideration per share of $12.50. Subject to adjustment based on final Merger Consideration per share in any Change in Control transaction. Also subject to adjustment based on the vesting of any equity securities that occurs prior to the consummation of any Change in Control transaction.

Category 1 Partner also shall be eligible to receive a bonus payment in respect of the Company’s performance year ending September 30, 2010 in the ordinary course of business consistent with past practice. In addition, Category 1 Partner shall receive customary third party executive outplacement services during the severance months following termination. Such outplacement services shall include at least the following services: resume assistance, one-on-one coaching, career counseling and interview training.

3.2.2	Category 2 Partner. A Category 2 Partner shall be entitled only to the following benefits:

(1)	service credit or tenure for length of employment with the Company and its predecessors and affiliates for purposes of any severance policy of the Acquiror that covers Partner following the Change in Control;

(2)	payment with respect to Partner’s Unvested Equity, if any, on the terms provided in the acquisition agreement between the Company and the Acquiror, including any such terms that provide for accelerated payment upon a “qualifying termination” or a similar term, as defined in such agreement; and

(3)

if, during the six months following the Change in Control, the Acquiror changes any of the terms of Partner’s employment as specified in clause (4) of this Section 3.2.2, as such terms are in effect immediately prior to the Change in Control, in a manner that is adverse and not insignificant to

Partner, Partner may provide the Acquiror with written notice specifying the circumstances alleged to constitute such change within 30 days after the effective date of such change and, if the Acquiror does not remedy such circumstances within 10 business days after its receipt of such notice, Partner may resign his employment, in which case, subject to Section 5, he will be entitled to the payments and benefits specified in Section 3.2.1 and will not be entitled to any payments and benefits under any other severance policy of the Acquiror.

(4)

Applicable terms: (i) job duties and function in a similar functional area, (ii) base salary is not reduced, (iii) annual bonus opportunity for the performance year in which the Change in Control occurs is equivalent to such opportunity for the last full performance year that ended prior to the Change in Control,[1] (iv) service credit or tenure is provided for purposes of (x) any applicable statutory leaves (e.g. FMLA) to the extent required under the applicable statute and (y) the Acquiror’s severance and vacation programs and policies, (vi) metropolitan area of Partner’s assigned office location and (vii) Partner’s total working hours. Notwithstanding the foregoing, Partner may consent in writing to a change in any of such terms, in which case, such term, as so changed, shall be deemed to be the applicable term for purposes of this Section 3.2.2.

4	Definitions

4.1	“Cause” means Partner’s: (i) material insubordination that is not cured within ten (10) business days of written notice; (ii) fraud, theft, embezzlement or money laundering; (iii) intentional misconduct which is injurious and material to the Company, including willful disclosure of confidential information to an unauthorized third party; or (iv) the refusal to perform or the abandonment of job duties that is not cured within ten (10) business days of written notice.

4.2	“Change in Control” means the date upon which the acquisition of more than 50% of the outstanding voting securities of the Company or the purchase of more than 50% in value of the assets of the Company, in each case in a single transaction or multiple transactions within a 12 month period is final.

4.3	“Unvested Equity” means unvested stock options, unvested stock appreciation rights, restricted stock to the extent not converted to acquisition consideration in the Change in Control transaction, and restricted stock units to the extent unvested or vested but not converted to acquisition consideration in the Change in Control transaction.

[1]

Such bonus opportunity will be deemed to be equivalent if the Acquiror provides Partner with an annual bonus for the performance year in which the Change in Control occurs in an amount that is not less than the annual bonus that Partner received for the last full performance year that ended prior to the Change in Control, assuming for such purpose that (x) the Partner’s title and base salary for such later year had been the same as Partner’s title and base salary for such earlier year and (y) Partner were employed with the Company for the entire such earlier year; provided that (A) the level of attainment of the applicable performance criteria for such later year, as determined in the ordinary course consistent with past practice, is not less than the level of attainment of the applicable performance criteria for such earlier year that would have been necessary to earn the bonus amount for such earlier year and (B) if applicable, the bonus for such later year shall be pro rated to reflect the portion of the period from October 1, 2010 through April 15, 2011 that Partner was employed with the Company and the Acquiring Company.

5	Customary Release

Any payments or benefits provided under this Addendum are subject to Partner’s execution and non-revocation of a customary release of claims against the Company and the Acquiror and their respective affiliates in a form to be agreed between the Company and the Acquiror and provided to Partner not later than seven calendar days prior to such Change in Control, which release shall include an acknowledgment by Partner that (i) his obligations of confidentiality, non-disclosure and non-solicitation under the Partner Employment Agreement shall continue in full force and effect following the Change in Control according to their respective terms, as such terms shall be amended to apply also to the Acquiror, and (ii) the amount of any termination and Unvested Equity-related payments and benefits to which Partner may be entitled under (x) the terms of any other plan, policy or agreement of or with the Company or the Acquiror that was not disclosed to the Acquiror prior to the execution date of the transaction agreement between the Company and the Acquiror or (y) any applicable statute (other than with respect to unused vacation) shall offset the amount of any payments and benefits to which Partner shall be entitled under this Addendum.

6	Surviving Obligations

Partner acknowledges and agrees that the confidentiality, non-solicitation, choice of law and venue provisions of his/her Partner Employment Agreement shall remain in full force and effect and shall survive as and to the extent contemplated therein following the Change in Control according to the respective terms.

7	Costs and Expenses of Enforcement

Company will reimburse Partner for all costs and expenses (including reasonable attorneys’ fees) incurred by Partner in connection with the enforcement of Partner’s rights under any provision of this Addendum arising from or relating to Company’s knowing, willful or intentional breach of Company’s obligations hereunder.

8	Applicable Law

This Addendum is governed by and construed in accordance with the laws of the State of Illinois. Company and Partner consent to jurisdiction and venue only in the Circuit Court of Cook County, Illinois or the federal district court for the Northern District of Illinois.

9	Severability

Partner and Company acknowledge and agree that the provisions of this Addendum are fair, reasonable and required for the protection of Company and the goodwill associated with its business; each provision is a separate and independent clause, and the unenforceability of any one clause will in no way impair the enforceability of any of the other clauses. If any provision contained herein is for any reason held to be prohibited by, or invalid under applicable law, such provision will be construed to be ineffective only to the extent of such prohibition without invalidating the remainder of such provision or the remaining provisions of this Addendum.

10	Acknowledgment

Partner acknowledges that he/she has read and understood, and accepts, the provisions of this Addendum.

[signature page follows]

Diamond Management & Technology Consultants, Inc.		Karl E. Bupp

By	/s/ Steven R. Worth	By	/s/ Karl E. Bupp
Name: Title:	Steven R. Worth Vice President, General Counsel and Secretary